Waccamaw Bankshares, Inc. Announces Financial Results
for the First Quarter of 2010

PRESS RELEASE
For immediate release - May 12, 2010
Contact: Jim Graham, President and CEO
 (910) 641-0044

Whiteville, NC, May 12, 2010

First Quarter Financial Highlights:

--
Net income available to common shareholders was $288,415, or .05 per diluted share for the first quarter of 2010, compared to a net loss of ($135,539), or (.02) per diluted share for the first quarter of 2009.

--	Total non-interest expense decreased $409,310 or 10.70% compared to the first quarter of 2009.

--	Net interest margin was 2.59% for the first quarter of 2010, an increase of 4 basis points compared to 2.55% for the first quarter of 2009.

--	Cost of funds was 2.10% for the first quarter of 2010, a decrease of 70 basis points compared to 2.80% for the first quarter of 2009.

--	Total deposits increased 10.55% compared to the first quarter of 2009.

--	Total assets increased 4.61% compared to the first quarter of 2009.

Waccamaw Bankshares, Inc. (NASDAQ Global: WBNK) (the “Company”), the holding company for Waccamaw Bank (the “Bank”), earned net income of $288,000 in the first quarter of 2010 as opposed to a net loss of $136,000 net income for the first quarter of 2009.

“We are pleased to report a profit during the first quarter of 2010 as it is becoming obvious that the Nation is slowly recovering from this very deep recession and that market conditions for Waccamaw Bank are showing some marginal improvement,” stated Jim Graham, the President and Chief Executive Officer of Waccamaw. “It is with pride we have sustained a “well capitalized” rating which is the highest capital ranking by Bank Regulatory Authorities through this difficult time. We end the quarter with a stronger and more liquid balance sheet while loan demand has remained slow through this period of weak economic conditions.  Our liquidity has been invested in lower yield short term investments which achieved a more flexible and liquid balance sheet.  Although this strategy has reduced earnings potential in the first quarter of 2010, we believe to improve liquidity is the right thing to do given this environment.  It is obvious that our first quarter results reflect the continued stress of this difficult economic time but we are quite pleased to report a profitable quarter.  Our core banking operations are sound and our reserve for provisional loan losses continues to be at an elevated level where it will remain for the foreseeable future.  It is with deep appreciation that I would like to thank our dedicated staff for their tireless efforts supporting our customers’ needs and   Waccamaw Bank’s mission in a professional manner each and every day.”

Chairman Alan W. Thompson stated, “I am pleased that we have been able to report a profitable first quarter of 2010 and I think this speaks well for future periods.  We are all very well aware of the economic difficulties within our region and our Nation and know that the effects of this downturn will be long lasting. Our overhead has been reduced and the staff is focused on providing the highest possible level of quality service while containing expenses and maximizing profitability as we continue our objective of becoming the strongest community bank in the Carolinas.  I would like to express our gratitude to our loyal customers, shareholders, and friends for their support and who help us realize how fortunate we are to serve such a great region.”

Waccamaw Bank, the primary subsidiary of Waccamaw Bankshares, Inc., is a state chartered bank operating seventeen offices in Whiteville, Wilmington, Shallotte (2), Sunset Beach, Oak Island, Holden Beach, Chadbourn, Tabor City, Southport (2) and Elizabethtown, North Carolina. Offices in South Carolina include Little River, Conway (2), Myrtle Beach, and Heath Springs.  In addition to primary banking operations, the Bank’s Investment Group provides consumer investment and insurance services. Common stock of Waccamaw Bankshares, Inc. is listed on the NASDAQ Market and trades under the symbol WBNK.  Additional corporate information, product descriptions, and online services can be located on the Bank's website at http://www.waccamawbank.com.

Information in the press release contains "forward-looking statements." These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, the effects of future economic conditions, governmental fiscal and monetary policies, legislative and regulatory changes, the risks of changes in interest rates and the effects of competition.  Additional factors that could cause actual results to differ materially are discussed in Waccamaw Bankshares, Inc.'s recent filings with the Securities Exchange Commission, including but not limited to its Annual Report on Form 10-K and its other periodic reports.
 ***END***